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                                                              Exhibit 99(i)(ii)

                                  Dechert LLP
                              1775 Eye Street, NW
                              Washington, DC 20006
                                  202.261.3300

October 28, 2003

Munder Series Trust
480 Pierce Street
Birmingham, Michigan  48009

Ladies and Gentlemen:

This opinion is given in connection with the filing by Munder Series Trust, a Delaware statutory trust ("Trust"), of Post-Effective Amendment No. 5 to the Registration Statement on Form N-1A ("Registration Statement") under the Securities Act of 1933 ("1933 Act") and Amendment No. 6 under the Investment Company Act of 1940 ("1940 Act") relating to an indefinite amount of authorized shares of beneficial interest of the Class R shares of the Balanced Fund, Index 500 Fund, MidCap Select Fund, Micro-Cap Equity Fund, NetNet Fund, Small-Cap Value Fund, and U.S. Government Income Fund ("Funds"). The authorized shares of beneficial interest of the Class R shares of the Funds are hereinafter referred to as the "Shares." Each Fund is a separate series of the Trust.

We have examined the following Trust documents: Certificate of Trust; Declaration of Trust; By-Laws; Post-Effective Amendment No. 1 to the Registration Statement ("PEA") filed June 26, 2003, PEA No. 2 filed August 25, 2003, PEA No. 3 filed August 27, 2003, and PEA No. 4 filed August 29, 2003, and pertinent provisions of the laws of the State of Delaware; and such other corporate records, certificates, documents and statutes that we have deemed relevant in order to render the opinion expressed herein.

Based on such examination, we are of the opinion that:

1. The Trust is a Delaware statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware; and

2. The Shares to be offered for sale by the Funds, when issued in the manner contemplated by the Registration Statement, will be legally issued, fully-paid and non-assessable.

This letter expresses our opinion as to the Delaware Statutory Trust Act governing matters such as the due organization of the Trust and the authorization and issuance of the Shares, but does not extend to the securities or "Blue Sky" laws of the State of Delaware or to federal securities or other laws.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to Dechert LLP under the caption "Legal Counsel" in the Statement of Additional Information, which is incorporated by reference into the Prospectus comprising a part of the Registration Statement. In giving such consent, however, we do not admit that we are

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Munder Series Trust
October 28, 2003
Page 2

within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.


                                                               Very truly yours,



                                                               /s/ Dechert LLP